Regus

Renewal Agreement

Client Details			
Company Name:	VERONA PHARMA PLC	**Centre:**	3 More London
Contact Name:	Piers Morgan	**Reference No.:**	6995616

Office Details (excluding VAT/GST/tax and services)

Office Number	Monthly Office Price		
	25 Months	_____ Months	_____ Months
	Option A	Option B	Option C
142	2,000.00		
144	6,063.00		
Total per Month	8,063.00		

GBP

Start Date of Renewal:	01 December 2017

Comments:

Superseding renewal following missed auto renewal in pick up period. CEO Approved.

Please place an "**X**" in the shaded box next to your preferred option:

Option A: I agree X

Option B: I agree

Option C: I agree

I do not wish to renew

PJM PJ MORGAN CEO

SIGNED on your behalf (Client)

November 8, 2017

Date